UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
880 Third Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 838-2061 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Agreement

Employment Agreement with Mr. Alan Stillman

On May 23, 2006 (the “Effective Date”), The Smith & Wollensky Restaurant Group, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with the Company’s chairman and chief executive officer, Alan N. Stillman, pursuant to which Mr. Stillman will serve as the Company’s chairman and chief executive officer for five years, or through May 23, 2011 (the “Employment Term”), subject to earlier termination under certain circumstances as described below. If his employment is not renewed upon the expiration of the Employment Term, Mr. Stillman, at his option, may serve as a consultant to the Company for up to five years.

Pursuant to the Agreement, Mr. Stillman will receive an annual base salary of $600,000 for his service as the Company’s chairman and chief executive officer. He will be eligible to receive an annual bonus if the Company achieves targets and objectives established by the Board of Directors relating to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). Under this arrangement, Mr. Stillman can earn an annual bonus ranging from 0% to 50% of his base salary, dependent on the achievement of the EBITDA targets. Pursuant to the Agreement, Mr. Stillman was granted, as of the Effective Date and pursuant to the Company’s 2001 Stock Incentive Plan, an option to purchase 100,000 shares of the Company’s common stock. Pursuant to the Agreement, the Company will designate Mr. Stillman as the beneficiary of 20% of the $5.0 million life insurance policy that the Company maintains on his life. If Mr. Stillman elects to serve as a consultant after the expiration of the Employment Term, he will be entitled to receive an annual base salary of $150,000. In addition, Mr. Stillman and his family will be entitled to maintain his insurance benefits for five years after the expiration of the Employment Term.

The Company may terminate Mr. Stillman’s employment upon his death or disability. In addition, the Company may terminate Mr. Stillman for “cause” as defined in the Agreement, which includes his (i) conviction or guilty plea to any felony or crime of moral turpitude, (ii) failure or refusal to perform his duties and (iii) fraud, embezzlement and other acts of dishonesty against the Company that have a material adverse effect on the Company. Mr. Stillman has the right to terminate the Agreement for “good reason” as defined in the Agreement, which includes the material breach by the Company of its obligations to Mr. Stillman under the Agreement, the material diminishment of his authority and responsibility and the relocation of his principal place of employment outside New York City.

In the event Mr. Stillman’s employment is terminated by the Company without “cause” or by Mr. Stillman for “good reason,” Mr. Stillman is entitled to certain post-termination benefits including a termination payment equal to his monthly base salary times the greater of (i) the number of months remaining in his initial five year employment term or (ii) 12 months (payable in equal monthly installments over the balance of the Employment Term), insurance benefits and other certain benefits to which he was entitled during his employment with the Company. The Agreement also provides that, upon his death or disability, Mr. Stillman is entitled to receive his base salary and benefits through the date of termination.

The foregoing description is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 99.1.

Stock Option Grants

On May 23, 2006, in accordance with the Company’s 2001 Stock Incentive Plan, the Compensation Committee of the Board of Directors approved the issuance of options to purchase shares of the Company’s Common Stock to the following officers and directors:

Name	Number of Shares Underlying the Option
Alan N. Stillman	100,000
Joseph Porcelli	5,000
Samuel Goldfinger	30,000

The options, which have a ten year term, are exercisable at $5.18 per share and vest in five equal annual installments on each of May 23, 2007, May 23, 2008, May 23, 2009, May 23, 2010 and May 23, 2011.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits
	99.1	Amended and Restated Executive Employment Agreement between the Company and Mr. Alan N. Stillman, dated May 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Smith & Wollensky Restaurant Group, Inc.
By:	/s/ Samuel Goldfinger
Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	May 30, 2006